EXHIBIT 99.1

Crescent Financial Corporation Announces Financial Results for the Year Ended December 31, 2009

CARY, N.C., Jan. 29, 2010 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank in Cary, North Carolina today announced an unaudited net loss for the year ended December 31, 2009. The net loss attributable to common shareholders’ for 2009 was comprised of three major elements: (i) net income from banking operations of $7,000 due to improvement in both net interest and non-interest income offset by increases in expenses related to loan loss provisioning, branch expansion and FDIC deposit insurance premiums; (ii) the Company’s effective dividend as a participant in the TARP Capital Purchase Program of $1,617,000; and (iii) the Company’s non-cash write-off of goodwill associated with its two bank acquisitions in 2003 and 2006 of $30,233,000. Accordingly, based on generally accepted accounting principles, the Company’s net loss attributable to common shareholders’ equaled $31,843,000 or $3.33 per diluted share compared to net income of $2,011,000 or $.21 per diluted share for the year ended December 31, 2008.

The goodwill asset was created through the prior acquisition of two financial institutions; one in 2003, the other in 2006. At least annually and more often if appropriate, all companies are required to determine the appropriate carrying value of goodwill as an asset. As a result of the decline in the stock market and the ongoing recessionary environment, the common stock prices of many financial institutions have followed this decline, including Crescent’s. The Company’s market capitalization has been less than its recorded book value which has resulted in quarterly goodwill impairment testing for more than a year. Performing testing to determine the value of an entity’s goodwill is an imperfect science and relies on a variety of assumptions which can lead to a wide range of results.  With each passing quarter’s evaluation, we placed greater reliance on the Company’s market capitalization to determine fair market value. In the final analysis, a full goodwill impairment charge represented the appropriate course of action. As goodwill is excluded from regulatory capital, the impairment charge does not have an adverse effect on the regulatory capital ratios of the Company or the Bank, both of which continue to be “well capitalized” under regulatory requirements. Mike Carlton, President and CEO, stated, “The decision to write off goodwill was not taken lightly, and we believe that many of our investors are already focusing on tangible book value, which excludes goodwill, and is $6.83 per share both before and after the goodwill impairment charge was recorded.”

Net interest income increased by $4.3 million or 17% to $29.6 million in 2009 from $25.3 million in 2008. Total interest income improved by $1.8 million or 3% to $56.2 million from $54.4 million. The increase in interest income was primarily attributed to the $136.8 million rise in average earning assets and was partially offset by the impact of a 72 basis point decline on the yield on earning assets. Total interest expense declined by almost $2.5 million or 8% to $26.6 million from $29.1 million. The decline in the cost of funds of 81 basis points more than offset the increase in expense from the $120.9 million rise in average interest bearing liabilities. During 2009, market interest rates were at low levels, yet relatively stable. The increase in average earning assets was more weighted towards the investment portfolio and overnight investments which carry lower yields than loan assets. The cost of funds benefited from the lower, stable environment as rates on time deposits were repriced and new interest bearing liabilities were acquired at lower market levels. The tax equivalent net interest margin in 2009 was 3.09% compared to 3.05% in 2008. The tax equivalent margin for the most recent quarter was 3.21% compared to 3.08% for the third quarter of 2009.

The provision for loan losses increased by more than $5.0 million or 78% from $6.5 million in 2008 to $11.5 million in 2009. The large provision was primarily attributable to credit quality issues arising from the difficulties experienced by both retail and commercial loan customers as a result of current economic conditions. The allowance for loan losses at December 31, 2009 is $17.6 million or 2.31% of total outstanding loans compared with $12.6 million or 1.60% of outstanding loans at December 31, 2008. Net charge-offs for 2009 and 2008 were $6.5 million and $2.2 million, respectively. Non-performing loans, loans 90 days or more past due and other real estate owned as a percentage of total assets at December 31, 2009 was 2.40% compared with 1.53% at December 31, 2008.   Mike Carlton, President and CEO, stated, “The performance of our Company is tied to the economy of central and eastern North Carolina. Our asset quality reflects the continued environment of sustained economic weakness, including continued high unemployment along with declining real estate values in certain markets. While non-performing assets and net charge-offs have increased, both remain at manageable levels today. Through our consistent utilization of independent third party quarterly loan reviews along with our normal credit review process, we continue to focus on early identification of potential credit issues and work aggressively towards resolution. The significant increase to our loan loss reserve during 2009 reflects our desire to proactively manage our asset quality.”

Non interest income increased by $523,000 during the year or 14%. Mortgage loan origination income increased by $205,000 or 28% in a challenging residential real estate environment and earnings on cash value of life insurance increased by $150,000 or 20% due to exchanging several policies to higher rated insurance companies offering better returns. Service charges on deposit accounts and other customer service related fees increased by $57,000 or 4% as the Company introduced a new relationship deposit product which focuses less on traditional monthly service charges and more on electronic transaction revenue. In 2009, the Company reported $341,000 of non-recurring income, including $870,000 in gains on the disposal of available for sale securities, a $75,000 gain on the sale of loans and $604,000 in losses due to the impairment of two equity investments. In 2008, the Company reported $254,000 in pre-tax, non-recurring income.

Notwithstanding the goodwill impairment charge, non-interest expenses increased by $3.7 million or 18% to $23.7 million compared with $20.0 million for the prior year. Increases in deposit insurance premiums accounted for over $1.5 million of the increase growing from $402,000 in 2008 to over $1.9 million in the current year. Personnel and occupancy expenses accounted for $1.5 million of the total increase as the Company opened two new banking offices in Raleigh, North Carolina and made important personnel hires to support our growing franchise.   Data processing expense increased by $337,000 or 31% from $1.1 million in the prior year to $1.4 million for 2009. The Company completed a full data processing system conversion during the first quarter of 2009 and $156,000 of the total increase is attributable to non-recurring expenses. Expenses related to loan collection and foreclosure increased by $322,000 or 80% as the Company experienced additional legal and appraisal valuation fees related to its loan portfolio. The total of all other expenses declined by $51,000 in 2009 compared to 2008. The most significant other expenses were professional fees, including legal, accounting and audit expenses, advertising, marketing, office supplies and printing.

Crescent Financial Corporation has unaudited total assets at December 31, 2009 of over $1.0 billion, increasing by $64.5 million or 7% over the $968.3 million at December 31, 2008. Total net loans decreased by $31.0 million or 4% from $772.8 million to $741.8 million due to a decline in loan demand and a desire to diversify our loan portfolio.  Total deposits increased $7.7 million or 1% from $714.9 million to $722.6 million. The Company increased retail deposits from new and existing customers in our market areas by $57.7 million, which allowed us to reduce our exposure to wholesale, brokered deposits by $50.0 million.  Total stockholders’ equity declined by $5.6 million or 6% from $95.1 million to $89.5 million, primarily as a result of the net impact of the $30.2 million goodwill impairment charge and the issuance of $24.9 million in preferred stock.

Mike Carlton, President and CEO, stated, “This past year presented a very challenging environment for the banking industry, the communities we serve and our Company. While earnings were not what we had envisioned, we were very pleased with the continued increases in the core pre-tax, pre-provision earnings along with the strategic activities that took place during the year, such as the conversion to a more robust data processing system and the opening of two new branches in Raleigh. As we move forward into 2010, we will remain focused on asset quality, expense control, and positioning of the Company for further successes.”

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank’s website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

From time to time, we may publicly disclose certain "non-GAAP financial measures" in our earnings releases, financial presentations or otherwise. In these instances, we provide a reconciliation to the most comparable GAAP measure for such non-GAAP measures.

These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations that would be reflected in measures determined in accordance with GAAP. These measures should only be used to evaluate our results of operations in conjunction with corresponding GAAP measures.

We occasionally elect to include non-GAAP measures in our earnings releases in order to enhance investors' overall understanding of our current financial performance.

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Three Month Period Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

INTEREST INCOME
Loans	$11,900	$11,986	$12,026	$12,077	$12,500
Investment securities available for sale	2,064	2,081	2,053	1,999	1,203
Fed funds sold and other interest-earning deposits	12	1	5	2	8
Total Interest Income	13,976	14,068	14,084	14,078	13,711

INTEREST EXPENSE
Deposits	4,674	4,885	5,069	5,243	5,898
Short-term borrowings	228	507	506	463	323
Long-term debt	1,399	1,265	1,241	1,141	1,315
Total Interest Expense	6,301	6,657	6,816	6,847	7,536

Net Interest Income	7,675	7,411	7,268	7,231	6,175
Provision for loan losses	6,740	1,958	1,132	1,697	3,937
Net interest income after provision for loan losses	935	5,453	6,136	5,534	2,238

Non-interest income
Mortgage loan origination income	187	223	215	296	207
Service charges and fees on deposit accounts	455	424	396	388	429
Earnings on life insurance	226	225	228	207	305
Gain/loss on sale of available for sale securities	760	110	--	--	--
Loss on impairment of nonmarketable investment	(197)	--	(219)	(188)	--
Gain on sale of loans	75	--	--	--	--
Other	153	146	132	85	107
Total non-interest income	1,659	1,128	752	788	1,048

Non-interest expense
Salaries and employee benefits	2,816	3,030	3,017	2,971	2,508
Occupancy and equipment	936	952	904	751	699
Data processing	308	358	302	450	279
FDIC deposit insurance premium	587	310	773	249	107
Impairment of goodwill	30,233	--	--	--	--
Other	1,262	1,237	1,299	1,197	1,197
Total non-interest expense	36,142	5,887	6,295	5,618	4,790

Income (loss) before income taxes	(33,548)	694	593	704	(1,504)
Income taxes	(1,501)	58	19	94	(738)

Net income (loss)	(32,047)	636	574	610	(766)
Effective dividend on preferred stock	604	422	422	168	--
Net income (loss) attributable common shareholders'	$(32,651)	$214	$152	$442	$(766)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(3.41)	$0.02	$0.02	$0.05	$(0.08)
Diluted	$(3.41)	$0.02	$0.02	$0.05	$(0.08)

COMMON SHARE DATA

Book value per common share	$6.92	$10.46	$10.24	$10.17	$9.88
Tangible book value per common share	$6.83	$7.23	$7.00	$6.93	$6.64
Ending shares outstanding	9,626,559	9,626,559	9,626,559	9,626,559	9,626,559
Weighted average common shares outstanding - basic	9,569,290	9,569,290	9,569,290	9,569,290	9,565,583
Weighted average common shares outstanding - diluted	9,569,290	9,606,186	9,599,466	9,581,873	9,565,583

PERFORMANCE RATIOS (annualized)
Return on average assets	-12.00%	0.24%	0.21%	0.24%	-0.32%
Return on average equity	-103.58%	2.06%	1.89%	2.08%	-3.21%
Yield on earning assets	5.63%	5.68%	5.66%	5.79%	6.13%
Cost of interest-bearing liabilities	2.87%	3.03%	3.10%	3.18%	3.76%
Tax equivalent net interest margin	3.21%	3.08%	3.00%	3.05%	2.82%
Efficiency ratio	387.22%	68.94%	78.49%	69.96%	66.33%
Net loan charge-offs	1.53%	0.68%	0.94%	0.22%	0.68%

(Amounts in thousands except share and per share data and prior years' information may have been reclassified)
INCOME STATEMENTS (unaudited)

	For the Twelve Month Period Ended
	December 31, 2009	December 31, 2008

INTEREST INCOME
Loans	$47,990	$49,479
Investment securities available for sale	8,203	4,843
Fed funds sold and other interest-earning deposits	14	83
Total Interest Income	56,207	54,405

INTEREST EXPENSE
Deposits	19,870	23,062
Short-term borrowings	1,705	657
Long-term debt	5,046	5,351
Total Interest Expense	26,621	29,070

Net Interest Income	29,586	25,335
Provision for loan losses	11,526	6,485
Net interest income after provision for loan losses	18,060	18,850

Non-interest income
Mortgage loan origination income	923	718
Service charges and fees on deposit accounts	1,663	1,606
Earnings on life insurance	886	736
Gain/loss on sale of available for sale securities	870	16
Loss on impairment of nonmarketable investment	(604)	--
Gain on sale of loans	75	--
Other	515	729
Total non-interest income	4,328	3,805

Non-interest expense
Salaries and employee benefits	11,835	11,110
Occupancy and equipment	3,542	2,727
Data processing	1,418	1,081
FDIC deposit insurance premium	1,919	402
Impairment of goodwill	30,233	--
Other	4,996	4,725
Total non-interest expense	53,943	20,045

Income (loss) before income taxes	(31,555)	2,610
Income taxes	(1,329)	599

Net income (loss)	(30,226)	2,011
Effective dividend on preferred stock	1,617	--
Net income (loss) attributable to common shareholders'	$(31,843)	$2,011

NET INCOME (LOSS) PER COMMON SHARE
Basic	$(3.33)	$0.21
Diluted	$(3.33)	$0.21

Weighted average common shares outstanding - basic	9,569,290	9,476,117
Weighted average common shares outstanding - diluted	9,569,290	9,680,484

PERFORMANCE RATIOS (annualized)
Return on average assets	-2.85%	0.22%
Return on average equity	-24.85%	2.13%
Yield on earning assets	5.69%	6.41%
Cost of interest-bearing liabilities	3.05%	3.86%
Tax equivalent net interest margin	3.09%	3.05%
Efficiency ratio	159.06%	68.71%
Net loan charge-offs	0.84%	0.29%

(Amounts in thousands except share and per share data)
CONSOLIDATED BALANCE SHEETS (unaudited)

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008 (a)
ASSETS
Cash and due from banks	$9,285	$7,841	$10,394	$10,373	$9,917
Interest earning deposits with banks	4,617	4,436	3,207	24,236	267
Federal funds sold	17,825	5,545	15,285	99	99
Investment securities available for sale at fair value	193,123	198,309	193,764	197,957	105,649
Loans	759,348	771,997	775,301	787,657	785,377
Allowance for loan losses	(17,567)	(13,782)	(13,144)	(13,855)	(12,585)
Net Loans	741,781	758,215	762,157	773,802	772,792
Accrued interest receivable	4,260	4,255	4,347	4,207	3,341
Federal Home Loan Bank stock	11,777	11,777	11,777	11,910	7,264
Bank premises and equipment	11,861	11,946	12,007	11,842	10,845
Investment in life insurance	17,658	17,444	17,229	17,011	16,812
Goodwill	--	30,233	30,233	30,233	30,233
Other intangibles	826	860	893	926	960
Other assets	19,792	12,842	12,064	9,749	10,132

Total Assets	$1,032,805	$1,063,703	$1,073,357	$1,092,345	$968,311

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$61,042	$66,947	$67,371	$64,985	$63,946
Savings	58,086	59,973	58,150	59,393	58,834
Money market and NOW	165,994	148,560	136,644	134,160	130,542
Time	437,513	438,702	444,537	473,066	461,561
Total Deposits	722,635	714,182	706,702	731,604	714,883

Short-term borrowings	74,000	88,000	128,000	114,758	37,706
Long-term debt	142,748	133,748	113,748	121,748	116,748
Accrued expenses and other liabilities	3,902	4,258	3,680	3,762	3,882

Total Liabilities	943,285	940,188	952,130	971,872	873,219
STOCKHOLDERS’ EQUITY
Preferred stock	22,935	22,798	22,687	22,576	--
Common stock	9,627	9,627	9,627	9,626	9,627
Warrant	2,367	2,367	2,367	2,367	--
Additional paid-in capital	74,530	74,484	74,439	74,395	74,349
Retained earnings (deficit)	(21,354)	11,298	11,083	10,931	10,489
Accumulated other comprehensive income (loss)	1,415	2,941	1,024	578	627

Total Stockholders' Equity	89,520	123,515	121,227	120,473	95,092

Total Liabilities and Stockholders' Equity	$1,032,805	$1,063,703	$1,073,357	$1,092,345	$968,311
( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	8.59%	8.95%	8.65%	8.42%	6.82%
Tangible common equity to tangible assets	6.37%	6.74%	6.47%	6.29%	6.82%
Tier 1 leverage ratio (current quarter estimate)	9.03%	9.48%	9.34%	9.45%	7.67%
Tier 1 risk-based capital ratio (current quarter estimate)	11.37%	11.49%	11.43%	11.29%	8.53%
Total risk-based capital ratio (current quarter estimate)	13.53%	13.63%	13.56%	13.42%	10.68%

ASSET QUALITY RATIOS (in thousands)

Non accrual loans	$18,134	$16,540	$13,335	$16,421	$13,094
Accruing loans > 90 days past due	381	--	--	4	--
Total nonperforming loans	18,515	16,540	13,335	16,425	13,094
Other real estate owned & repossessions	6,306	5,298	4,401	1,911	1,716
Total nonperforming assets	$24,821	$21,838	$17,736	$18,336	$14,810
Allowance for loan losses to loans	2.31%	1.79%	1.70%	1.76%	1.60%
Nonperforming loans to total loans	2.39%	2.14%	1.72%	2.09%	1.67%
Nonperforming assets to total assets	2.40%	2.05%	1.65%	1.68%	1.53%
Restructured not included in categories above	13,691	9,525	4,482	89	--

AVERAGE BALANCES (in thousands)
	For the Three Month Period Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Total Assets	$1,059,867	$1,060,002	$1,070,516	$1,053,447	$958,547
Gross loans	765,298	772,419	782,886	788,810	779,534
Earnings assets	985,498	983,005	998,892	985,755	889,992
Deposits	715,001	706,356	704,791	703,872	712,511
Interest-bearing liabilities	870,301	870,680	882,079	872,056	796,557
Shareholders' equity	122,748	122,498	122,049	119,070	95,457

	For the Twelve Month Period Ended
	December 31, 2009	December 31, 2008

Total Assets	$1,060,973	$915,572
Gross loans	777,275	741,829
Earnings assets	985,656	848,826
Deposits	707,532	675,505
Interest-bearing liabilities	873,766	752,890
Shareholders' equity	121,627	94,526
 CONTACT:  Crescent Financial Corporation
           Michael G. Carlton, President and CEO
           Bruce W. Elder, Vice President
           (919) 460-7770